Exhibit 99.1

WEYCO REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Milwaukee, Wisconsin---March 5, 2024---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter and year ended December 31, 2023.

Fourth Quarter 2023

Consolidated net sales were $80.6 million, down 19% from $99.0 million in the fourth quarter of 2022.  Consolidated gross earnings increased to 50.3% of net sales compared to 46.6% of net sales in last year’s fourth quarter, due mainly to higher gross margins in our North American wholesale segment.  Quarterly earnings from operations were $11.5 million, down 24% compared to record operating earnings of $15.1 million in 2022.  Fourth-quarter 2023 net earnings were $8.5 million, or $0.90 per diluted share, compared to $10.2 million, or $1.06 per diluted share, last year.

North American Wholesale Segment

Net sales in our wholesale segment were $59.6 million, down 21% compared to $75.5 million in 2022. Our BOGS brand experienced the largest decrease, with sales down 32% for the quarter, as retailers reduced orders amid the current saturation of product in the outdoor footwear market, and due to the mild Fall and Winter weather.  Sales of the Stacy Adams, Nunn Bush, and Florsheim brands were down 19%, 18%, and 13%, respectively, for the quarter. Sales volumes were down across our legacy brands as a result of weaker demand following a period of strong growth in 2022.

Wholesale gross earnings were 44.9% of net sales for the quarter compared to 41.3% of net sales in last year’s fourth quarter. Gross margins improved as a result of lower inventory costs, primarily inbound freight.  Wholesale selling and administrative expenses totaled $18.9 million for the quarter compared to $20.5 million last year. The decrease was largely due to lower employee costs, mainly commission-based compensation.  As a percent of net sales, wholesale selling and administrative expenses totaled 32% for the quarter versus 27% last year.  Wholesale operating earnings totaled $7.9 million for the quarter, down 27% from $10.7 million in 2022, primarily due to lower sales.

North American Retail Segment

Retail net sales were $13.9 million, down 3% compared to record sales of $14.3 million in the fourth quarter of 2022.  The decrease was primarily on the BOGS website, as a result of lower demand.

Retail gross earnings as a percent of net sales were 65.8% and 64.5% in the fourth quarters of 2023 and 2022, respectively. Selling and administrative expenses for the retail segment totaled $5.6 million for the quarter compared to $5.9 million last year, down as a result of lower web advertising costs. As a percent of net sales, retail selling and administrative expenses were flat at 41% in both 2023 and 2022.  Retail operating earnings reached a record $3.5 million in the fourth quarter of 2023, up 6% over $3.3 million in 2022. The earnings improvement resulted from lower costs in the fourth quarter of 2023.

Other

Our other operations consist of our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”).  However, as previously disclosed, we ceased operations in the Asia Pacific region in 2023, and are in the final stages of winding down this business. Net sales of Florsheim Australia were $7.2 million, down 23% from $9.2 million in the fourth quarter of 2022. In local currency, Florsheim Australia’s net sales were down 22%, due mainly to the loss of a sizeable wholesale customer in Australia earlier in 2023, but also due to lower retail sales in the Asia Pacific region as a result of its wind-down.

Florsheim Australia’s gross earnings were 65.4% of net sales for the quarter compared to 61.8% of net sales in the fourth quarter of 2022. Its operating earnings were $0.2 million for the quarter compared to $1.1 million last year, down due to lower sales volumes this year.

Full Year 2023

Consolidated net sales for the full year were $318.0 million, down 10% compared to record sales of $351.7 million in 2022.  Consolidated gross earnings increased to 44.9% of net sales in 2023 from 41.1% last year, due mainly to higher gross margins in our North American wholesale segment.  Full year 2023 operating earnings were a record $41.0 million, up 2% over our previous record of $40.4 million in 2022, despite lower sales.  Net earnings were a record $30.2 million, or $3.17 per diluted share, in 2023, up 2% compared to $29.5 million, or $3.07 per diluted share, in 2022.

North American Wholesale Segment

Wholesale net sales were $250.4 million in 2023, down 12% compared to record sales of $283.2 million in 2022. The decrease was primarily due to a 31% decline in BOGS sales, compared to record sales for the brand last year, as orders were down amid the current saturation of product in the outdoor footwear market. Sales of the Stacy Adams, Florsheim, and Nunn bush brands were down 10%, 4% and 2%, respectively, for the year, resulting from lower demand following strong growth last year.

Wholesale gross earnings as a percent of net sales were 39.7% in 2023 and 35.6% in 2022. Gross margins improved as a result of increased selling prices and lower inventory costs, primarily inbound freight. Selling and administrative expenses totaled $66.0 million in 2023 compared to $68.2 million in 2022.  The decrease in 2023 was primarily due to lower employee costs, mainly commission-based compensation. As a percent of net sales, wholesale selling and adminstrative expenses were 26% in 2023 and 24% in 2022. Wholesale operating earnings reached a record $33.3 million in 2023, up 2% over our previous record of $32.6 million in 2022, due to higher gross margins and lower selling and adminstrative expenses.

North American Retail Segment

Retail net sales were a record $38.0 million in 2023, up 4% over our previous record of $36.7 million in 2022. The increase was primarily due to higher sales on our legacy brands’ websites, partially offset by lower sales on the BOGS website.  Sales at our four domestic brick and mortar stores were down 4% for the year.

Retail gross earnings were 65.9% of net sales in 2023 and 65.7% of net sales in 2022. Selling and administrative expenses totaled $18.3 million, or 48% of net sales, for the year compared to $18.1 million, or 49% of net sales, last year. The retail segment achieved record operating earnings of $6.8 million in 2023, up 11% over $6.1 million in 2022, due mainly to the increase in web sales.

Other

Net sales at Florsheim Australia totaled $29.6 million in 2023, down 7% from $31.8 million in 2022.  In local currency, Florsheim Australia’s net sales were down 3% for the year, with sales down in its wholesale businesses due to the previously mentioned mid-year loss of a wholesale customer in Australia, partially offset by higher sales in its retail businesses.

Florsheim Australia’s gross earnings were 62.5% of net sales in 2023 versus 61.1% of net sales in 2022. Its operating earnings totaled $1.0 million in 2023 and $1.7 million in 2022, down as a result of lower sales.

“We generated record annual earnings in 2023 as a result of stronger gross margins and efforts to contain costs,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “We are particularly pleased with these results despite the lower sales volumes. The last couple of years have had distortions in revenues such as unusually robust fourth quarter sales in Fall of 2022, resulting from timing shifts due to supply chain issues. Looking ahead, we expect to face headwinds in the first half of 2024, but continue to focus on building our backlogs and are optimistic that demand will improve in the back half of the year.”

On March 5, 2024, our Board of Directors declared a cash dividend of $0.25 per share to all shareholders of record on March 15, 2024, payable March 29, 2024.

Conference Call Details:

Weyco Group will host a conference call on March 6, 2024, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2023 financial results in more detail.  To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register.vevent.com/register/BI03d3ec598dac468082a42ffaf8a159e8.

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link:  https://edge.media-server.com/mmc/p/4yvkihqo. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, increased interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 13, 2023, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(In thousands, except per share amounts)

Net sales	$80,590	$99,047	$318,048	$351,737
Cost of sales	40,029	52,940	175,165	207,344
Gross earnings	40,561	46,107	142,883	144,393

Selling and administrative expenses	29,056	31,045	101,859	104,028
Earnings from operations	11,505	15,062	41,024	40,365

Interest and dividend income	509	95	1,107	361
Interest expense	(7)	(501)	(529)	(710)
Other expense, net	(307)	(593)	(738)	(277)

Earnings before provision for income taxes	11,700	14,063	40,864	39,739

Provision for income taxes	3,158	3,841	10,676	10,199

Net earnings	$8,542	$10,222	$30,188	$29,540

Weighted average shares outstanding
Basic	9,422	9,540	9,449	9,555
Diluted	9,523	9,582	9,535	9,624

Earnings per share
Basic	$ 0.90	$ 1.07	$ 3.19	$ 3.09
Diluted	$ 0.90	$ 1.06	$ 3.17	$ 3.07

Cash dividends declared (per share)	$ 0.25	$ 0.24	$ 0.99	$ 0.96

Comprehensive income	$11,966	$16,735	$33,070	$34,141

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2023	2022

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$69,312	$16,876
Investments, at fair value	—	107
Marketable securities, at amortized cost	215	1,385
Accounts receivable, net	39,275	53,298
Income tax receivable	245	945
Inventories	74,890	127,976
Prepaid expenses and other current assets	6,172	5,870
Total current assets	190,109	206,457

Marketable securities, at amortized cost	6,354	7,123
Deferred income tax benefits	1,096	1,038
Property, plant and equipment, net	29,504	28,812
Operating lease right-of-use assets	12,520	13,428
Goodwill	12,317	12,317
Trademarks	33,168	33,618
Other assets	24,274	23,827
Total assets	$309,342	$326,620

LIABILITIES AND EQUITY:
Short-term borrowings	$—	$31,136
Accounts payable	8,845	14,946
Dividend payable	2,352	2,290
Operating lease liabilities	3,979	4,026
Accrued liabilities	14,446	15,137
Total current liabilities	29,622	67,535

Deferred income tax liabilities	11,819	8,530
Long-term pension liability	13,412	15,523
Operating lease liabilities	9,531	10,661
Other long-term liabilities	465	466
Total liabilities	64,849	102,715

Common stock	9,497	9,584
Capital in excess of par value	71,661	70,475
Reinvested earnings	180,646	164,039
Accumulated other comprehensive loss	(17,311)	(20,193)
Total equity	244,493	223,905
Total liabilities and equity	$309,342	$326,620

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	2023	2022

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$30,188	$29,540
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities -
Depreciation	2,579	2,485
Amortization	271	282
Bad debt expense	519	151
Deferred income taxes	2,462	1,297
Net foreign currency transaction losses	99	43
Share-based compensation expense	1,352	1,523
Pension settlement charge	—	894
Pension expense	1,293	178
Impairment of trademark	450	1,150
Loss on disposal of fixed assets	59	117
Gain from fair value remeasurement of contingent consideration	—	(857)
Increase in cash surrender value of life insurance	(684)	(690)
Changes in operating assets and liabilities -
Accounts receivable	13,531	(282)
Inventories	53,047	(56,963)
Prepaid expenses and other assets	(358)	(1,429)
Accounts payable	(6,074)	(4,293)
Accrued liabilities and other	(982)	(2,553)
Accrued income taxes	879	(497)
Net cash provided by (used for) operating activities	98,631	(29,904)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	1,960	1,719
Proceeds from sale of investment securities	107	8,049
Purchases of property, plant and equipment	(3,309)	(2,342)
Net cash (used for) provided by investing activities	(1,242)	7,426

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,286)	(6,951)
Shares purchased and retired	(4,338)	(4,195)
Net proceeds from stock options exercised	103	293
Payment of contingent consideration	(500)	—
Taxes paid related to the net share settlement of equity awards	(186)	(12)
Proceeds from bank borrowings	70,060	120,608
Repayments of bank borrowings	(101,196)	(89,472)
Net cash (used for) provided by financing activities	(45,343)	20,271

Effect of exchange rate changes on cash and cash equivalents	390	(628)

Net increase (decrease) in cash and cash equivalents	$52,436	$(2,835)

CASH AND CASH EQUIVALENTS at beginning of year	16,876	19,711

CASH AND CASH EQUIVALENTS at end of year	$69,312	$16,876

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$7,115	$9,441
Interest paid	$977	$710